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                                                                    EXHIBIT 10.2

BANK OF AMERICA                                          BUSINESS LOAN AGREEMENT
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This Agreement dated as of June 28, 2000 is between Bank of America, N.A. (the
"Bank") and Image Entertainment, Inc. (the "Borrower").

1.       AMOUNT AND TERMS.

1.1 LINE OF CREDIT AMOUNT. During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is One Million and No/100 Dollars ($1,000,000.00).

This is a non-revolving line of credit with a term repayment option for equipment loans. Any amount of credit extended, even if repaid before the end of the availability period, permanently reduces the remaining available credit line.

The Borrower agrees not to permit the outstanding principal balance of the line of credit and equipment loans to exceed the "Commitment."

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 30, 2001 (the "Expiration Date") unless the Borrower is in default. Borrower will begin repaying after the Expiration Date any amounts outstanding under the line of credit in installments as described below. If the Borrower is in default, then in addition to the Bank's other remedies, the Bank may terminate the availability period and may require the Borrower to repay any amounts outstanding under the line of credit immediately or, at the Bank's option, in installments as described below.

1.3      INTEREST RATE.

Unless the Borrower elects an optional interest rate as described below, the interest rate is the Prime rate plus 1.25 percentage point(s).

The Prime rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California as its Prime rate. The Prime rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Prime rate. Any change in the Prime rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime rate.

1.4 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the LIBOR Rate plus 2.5 percentage points.

         Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, six months. The last day of the interest period and the the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Two Hundred Thousand and No/100 Dollars ($200,000.00).

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(c)      The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                           LIBOR Rate = London Inter-Bank Offered Rate
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                                        (1.00 - Reserve Percentage)

         WHERE,

         (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. Nevada time three (3) banking days before commencement of the interest period.

(e) The Borrower may not elect a LIBOR Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance of the [loan][line of credit] already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment," for the purposes of this paragraph, is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

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         (ii)     the LIBOR Rate does not accurately reflect the cost of a
                  LIBOR Rate portion.

1.5      REPAYMENT TERM.

(a) The Borrower will pay interest on July 31, 2000, and on the last day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay the principal amount outstanding on the Expiration Date in 42 successive equal monthly installments starting September 30, 2001. On February 28, 2005, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may repay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

(d) Any amount bearing interest at any optional interest rate may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

2.       FEES, EXPENSES AND DEPOSITS.

2.1 REIMBURSEMENT COST. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3.       COLLATERAL.

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)      Specific Equipment.

4.       DISBURSEMENTS, PAYMENTS AND COSTS.

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by other means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;
(b) made for the account of the Bank's branch selected by the Bank from time to time;
(c) made in immediately available funds, or such other funds selected by the Bank;
(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.


4.3 TELEPHONE AND TELEFAX AUTHORIZATION. (a) The Bank may honor telephone and telefax instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement. (b) The Borrower indemnifies and excuses the Bank (including its officers, employees and agents) from all liability, loss and costs in

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connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

4.4 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Nevada. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.6 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following: (A) any reserve or deposit requirements; and (B) any capital requirements relating to the Bank's assets and commitments for credit.

4.7 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.8 INTEREST ON LATE PAYMENTS. In the event any payment required hereunder is received by the Bank fifteen (15) days after its due date, a late charge of five percent (5.00%) of each overdue payment at the rate of interest otherwise provided under this Agreement or the default rate as described below, at the election of the Bank may be charged for the purpose of defraying the expenses incident to handling said delinquent payments and as an inducement to Borrower to make timely payment. Acceptance of a scheduled payment fifteen (15) days after its due date shall not waive any appropriate late charge, not shall it constitute a waiver of any event of default.

4.9 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 3.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5. CONDITIONS. Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require as conditions precedent to this Agreement.

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and each guarantor or subordinating Creditor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

5.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

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5.4      INSURANCE.  Evidence of insurance coverage, as required in the
"Covenants" section of this Agreement.

5.5 OTHER REQUIRED DOCUMENTATION. Such other documentation that would perfect the Bank's lien as Bank may require.

5.6 CONDITIONS TO EACH ADVANCE. Before each extension of credit, including the first: (a) An invoice detailing the items being purchased with the proceeds of each advance. (b) First priority security interest in equipment being advanced is free and clear of all liens and encumbrances.

6.       REPRESENTATIONS AND WARRANTIES. When the Borrower signs this
Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation. (a) The Borrower is a corporation duly formed and existing under the laws of the state where organized. (b) This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers. (c) This Agreement, and each other agreement or document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable. (d) In each state in which the Borrower does business, it is properly licensed, in good standing, and where required, in compliance with fictitious name statutes. (e This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound. (f) All financial and other information that has been or will be supplied to the Bank is: (i) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition. (ii) in form and content required by the Bank. (iii) in compliance with all government regulations that apply. (g) There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank prior to the date of this Agreement. (h) All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing. (i) The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict of the rights of others. (j) There is no event business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address which is, or with notice or lapse of time or both would be, a default under this Agreement. (k) The Borrower's place of listed under the Borrower's signature of this Agreement.

7. COVENANTS. The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for purchase of equipment.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as required by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal calendar year end, the Borrower's annual financial statements. These financial statements may be Borrower prepared. These financial statements must be audited with an unqualified opinion by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared.

(c) Within 90 days of the end of each of Borrower's fiscal year end, Borrower's capital expenditure budget and annual operating budget projections.

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(d)      Copies of any annual reports, proxy statements, financial statements, reports or communications sent to shareholders, and copies of any annual, regular, periodic or special reports or registration statements filed with the SEC within 15 days after the same become available.

(e) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain a ratio of Total Liabilities to Tangible Net Worth not exceeding 2.0:1.0. "Total Liabilities Not Subordinated to Bank" means the sum of current liabilities plus long term liabilities excluding debt subordinated to the Borrower's obligation to Foothill Financial and/or the Bank in a manner acceptable to the Bank. "Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of the Borrower) plus liabilities subordinated to Foothill Financial and/or the Bank in a manner acceptable to the Bank less total liabilities. Including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.4 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit: (A) Acquiring goods, supplies, or merchandise on normal trade credit.
(B) Endorsing negotiable instruments received in the usual course of business.
(C) Obtaining surety bonds in the usual course of business.

7.5 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except: (A) in course of ordinary business. (B) Deeds of trust and security agreements in favor of the Bank. (C) Liens for taxes not yet due. (D) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.6 DIVIDENDS. Not to declare or pay any dividends on outstanding shares of Borrower's stock. Not to enter into any purchase redemption or acquisition of the Borrower's capital stock, or create a sinking fund in relation thereto, in excess of Two Million Five Hundred Thousand (2,500,000) shares previously authorized by the Borrower's Board of Directors as of January 7, 1997.

7.7      NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Million and No/100 Dollars ($1,000,000.00) against the Borrower. (b) any substantial dispute between the Borrower and any government authority. (c) any failure to comply with this Agreement. (d) any material adverse change in the Borrower's financial condition or operations. (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.8      BOOKS AND RECORDS.  To maintain adequate books and records.

7.9 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

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7.10     COMPLIANCE WITH LAWS. To comply with the law, (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.11 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.12 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working order.

7.13 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.14 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

7.15 INSURANCE. (a) INSURANCE COVERING COLLATERAL. To maintain all risk property insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable tot he Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. (b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. (c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.16 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent: (a) engage in any business activities substantially different from the Borrower's present business; (b) liquidate or dissolve the Borrower's business;
(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination; (d) acquire or purchase a business or its assets; or (e) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8. DEFAULT. If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, terminate this Agreement, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

8.2      LIEN PRIORITY. The Bank fails to have an enforceable first lien
(except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

8.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

8.4 DEATH. The Borrower dies; if the Borrower is a corporation, any principal officer or majority stockholder dies.

8.5 BANKRUPTCY. The Borrower (or any guarantor or general partner of the Borrower) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor or general partner of the Borrower), or the Borrower (or any guarantor or general partner of the Borrower) makes a general assignment for the benefit of creditors.

8.6 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

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8.7      LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of One Million and No/100 Dollars ($1,000,000.00) or more in excess of any insurance coverage, except those which the Bank has been previously notified.

8.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million and No/100 Dollars ($5,000,000.00) or more in excess of any insurance coverage.

8.9 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

8.10 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the extensions of credit under this Agreement.

8.11 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

8.12 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.13 OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

8.14 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.       ENFORCING THIS AGREEMENT; MISCELLANEOUS.

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2      NEVADA LAW.  This Agreement is governed by Nevada law.

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.


9.4 ARBITRATION. (a) Unless expressly prohibited by law, any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto and delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. (b) No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration. At the Bank's option, foreclosure under a deed of trust or mortgage may be

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accomplished either by exercise of power of sale under the deed of trust or by judicial foreclosure of the deed of trust or mortgage.

9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan under default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 COSTS. If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

9.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court of arbitrator.

9.8 JOINT AND SEVERAL LIABILITY. (a) The Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s). (b) The Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement. (c) The Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement. (d) The Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. The Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).
(e) The Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. The Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower. (f) The Borrower represents and warrants to the Bank that it will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrower agrees that the Bank will not be required to inquire as to the disposition by the Borrower of funds disbursed in accordance with the terms of this Agreement. (g) The Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. The Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

9.9 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

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

9.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.                    IMAGE ENTERTAINMENT, INC.


/s/ BILL PARADES                         /s/ JEFF M. FRAMER
--------------------------------         --------------------------------
By: Bill Parades, Vice President         By: Jeff M. Framer, Chief Financial
                                             Officer


Address where notices to the Bank        Address where notices to Borrower
are to be sent:                          are to be sent:

300 South 4th Street                     9333 Oso Avenue
Las Vegas, Nevada  89101                 Chatsworth, CA.  94311-6089

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